INCO LIMITED
SUPPLEMENT
TO THE
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
and
PROXY CIRCULAR AND STATEMENT
IN CONNECTION WITH THE ARRANGEMENT INVOLVING
INCO LIMITED
and
PHELPS DODGE CORPORATION
AUGUST 11, 2006

SUPPLEMENT TO THE NOTICE OF SPECIAL MEETING OF SHAREHOLDERS AND
PROXY CIRCULAR AND STATEMENT FOR THE SPECIAL MEETING OF
SHAREHOLDERS OF INCO LIMITED TO BE HELD ON SEPTEMBER 7, 2006
      The information contained in this Supplement is supplemental to the information contained in the Notice of Special Meeting of Shareholders and Proxy Circular and Statement of Inco Limited dated August 10, 2006 (the “Circular”) and forms part of the Circular. The information contained in this Supplement is given as at August 11, 2006. Unless defined elsewhere in this Supplement, all capitalized words and terms in this Supplement have the meaning given to them in the Circular. No person has been authorized to give any information or to make representations in connection with the matters described herein other than those contained in this Supplement and the Circular and, if given or made, any such information or representation should be considered not to have been authorized by Inco. This Supplement does not constitute the solicitation of an offer to purchase any securities or the solicitation of a proxy, by any person in any jurisdiction in which such solicitation is not authorized or in which the person making such solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation.
Recent Developments
Announcement by CVRD of Offer for Inco
      On August 11, 2006, Companhia Vale do Rio Doce (“CVRD”), a Brazilian company, announced that it intends to make an offer to acquire all of the outstanding Inco Shares at a price of Cdn.$86.00 in cash per Inco Share. CVRD has stated that it expects to formally commence its offer by newspaper advertisement on Monday, August 14, 2006. CVRD has also indicated that the offer will be open for acceptance for 45 days following its formal commencement and no Inco Shares will be taken up and paid for pursuant to the offer unless, at such date, each of the conditions of the offer is satisfied or waived.
      CVRD has indicated that completion of the offer will be conditional upon a sufficient number of Inco Shares being tendered to the offer such that CVRD would own at least 66 2/3% of Inco Shares on a fully-diluted basis following completion of the offer, the receipt of all necessary regulatory approvals, the absence of litigation, no material adverse change at Inco and other customary conditions. CVRD has also indicated that full details of the offer will be included in the formal offer and take-over bid circular documents to be publicly filed and subsequently mailed to Shareholders.
      Inco is reviewing CVRD’s announcement and the Board will review the terms of CVRD’s offer when it is made. The Board will provide Shareholders with a formal response to CVRD’s offer following completion of its review.

APPROVAL OF DIRECTORS
      The contents of this Supplement and the sending thereof to Shareholders has been approved by the directors of Inco.

By Order of the Board of Directors,

Simon A. Fish
Executive Vice President,
General Counsel & Secretary